                                                                    Exhibit 2(2)

                               ANGELIKA THEATRE
                               ----------------

                       ASSET PURCHASE AND SALE AGREEMENT
                       ---------------------------------


          This Purchase and Sale Agreement (this "Agreement") is made and entered into as of this 1st day of July, 1996 by and among READING INVESTMENT COMPANY, INC., a Delaware corporation ("Reading"), ANGELIKA FILM CENTERS, INC., a New York corporation ("Seller"), and HOUSTON CINEMA, INC., a New York corporation ("Houston").

                                    RECITALS
                                    --------


          A. Seller owns certain Assets (as hereafter defined) consisting of, among other things, the assets used in connection with the business operations thereon commonly known as the Angelika Film Center Theatre and Cafe (the "Angelika Theatre").

          B. Houston was the original tenant of and owned a leasehold interest in certain property in which the Angelika Theatre is located (namely the building located at 18 W. Houston Street, New York, New York), pursuant to that certain Agreement of Lease made as of March 4, 1988 between Cable Building Association as landlord and Houston as tenant and as modified by that certain Amendment of Lease dated December 26, 1989, which leasehold interest is more particularly described on Exhibit A attached hereto (collectively, the "Leasehold").

          C. Houston previously assigned all of its right, title and interest as tenant in and to the Leasehold to Seller, as well as all of its right, title and interest in and to any of the assets used in connection with the business or operations of the Angelika Theatre (collectively, the "Houston Assignment"). From and after the Houston Assignment, Seller solely owned, operated and managed the Angelika Theatre; paid all rent, additional rent and other sums due under the lease on the Angelika Theatre to the Landlord thereunder and otherwise performed or satisfied all of the terms and conditions on the part of tenant to be performed or satisfied under or pursuant to the Angelika Theatre Lease subsequent to the Houston Assignment to and including the date hereof.

          D. Reading or its designee ("Purchaser") desires to purchase, and Seller desire to sell, the Assets described in Section 1.01 on the terms and conditions hereinafter set forth.

          E. Houston is joining into and signing this Agreement at the request of Purchaser not only so as to confirm and ratify its prior Houston Assignment, but also to formally waive any conceivable right, title or interest which anyone might claim Houston may have in or to any of the Assets being sold by Seller to Purchaser.

          F. This Agreement is being entered into by Seller and Houston through and with the consent of each of Joseph J.M. Saleh, Angelika T. Saleh, Jessica Saleh Hunt and Eva Saleh.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the foregoing recitals and representations, warranties and covenants herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                          Purchase and Sale of Assets
                          ---------------------------

          1.01 Purchase of Assets.  On the terms and subject to the conditions
               ------------------
set forth herein, Seller (and Houston, but only to the extent Houston has any right, title or interest in and to any of the Assets; for convenience, any reference to "Seller" herein shall be deemed to refer also to Houston) hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, at the Closing (as that term is hereinafter defined in Section 1.06), all of Seller's right, title and interest in and to the business known as the Angelika Theatre and its property and assets (collectively, the "Assets") as follows:

          (a) Personal Property. Other than certain sculptures, paintings and
              -----------------
posters presently in the Angelika Theatre, but not owned by Seller, all tangible personal property owned by Seller and used exclusively for the operation, maintenance and management of the Angelika Theatre (collectively, the "Personal Property"), including all structures and fixtures located on, and all improvements to, the Leasehold property (collectively, the "Improvements"). The Personal Property and Improvements (are sometimes collectively referred to as the "Theatre Property"), are more fully described in the form of Bill of Sale (the "Bill of Sale") attached hereto as Exhibit B and incorporated herein by reference.

          (b) Contracts.  All of Seller's right, title and interest in all
              ---------
contracts and agreements in effect and designated by Purchaser as contracts to be assumed by Purchaser (the "Designated Contracts") at or on the "Closing Date" (as hereafter defined), if any (collectively, the "Contracts"), as described in the form of Assignment of Contracts (the "Assignment and Assumption of Contracts") attached hereto as Exhibit C.

          (c) Good Will and Intellectual Property.  All of Seller's right, title
              -----------------------------------
and interest in and to the good will of the Angelika Theatre, all of Seller's right, title and interest in the tradename and trademark "Angelika" for motion picture theatre and food service purposes (the "Trademark") in the form of the Assignment of Trademarks (the "Assignment of Trademarks") attached hereto as Exhibit D; subject, however, to the licenses to use the Trademark from Purchaser in favor of the Saleh Family Members and Angelika 57, Inc., in the form annexed as Exhibits E and F (the "Trademark Licenses").

          (d) Leasehold.  All of Seller's right, title and interest in and to
              ---------
the Leasehold and all appurtenant rights, privileges and easements related or used incidental thereto.

          (e) Improvements.  All of Seller's right, title and interest in and to
              ------------
the Improvement in, on or to the Leasehold.

          The purchase price for the Assets shall be determined and paid in accordance with the terms and provisions of Sections 1.02 through 1.04 hereof.

          1.02  Purchase Price.  The aggregate purchase price (the "Purchase
                --------------
Price") to be paid by Purchaser for the Assets shall be an amount equal to:

          (a) Twelve Million Five Hundred Thousand Dollars ($12,5000,000.00), plus interest thereon from March 1, 1996 through the Closing Date at the "Reference Rate" (as used herein, "Reference Rate" shall mean the thirteen [13] week Treasury Bill rate, as it changes and is published in the Wall Street Journal from time to time), plus

          (b) the amount shown on Schedule 1 attached hereto for till cash and inventory on hand at the Angelika Theatre and other appropriate closing adjustments as of the Closing Date and, minus

          (c) the amount shown on Schedule 1 attached hereto for the liabilities shown thereon as of the Closing Date and specifically assumed by Purchaser, minus

          (d) a sum equal to Seller's "Estimated Pre-Closing Earnings". As used herein, "Estimated Pre-Closing Earnings" shall be determined as follows:

               (i) Seller will prepare an income statement in accordance with generally accepted accounting principles for the two (2) month period beginning January 1, 1996 and ending
                     February 29, 1996 (the "Interim Statement");

               (ii) the gross operating revenues derived from all Angelika Theatre business and operations (including box office receipts, concession revenues, theatre rental revenues and membership sales) for the period beginning March 1, 1996 through the Closing Date (the "Computation Period") shall be multiplied by the "Gross Profit Percentage" (i.e., the ratio of gross profit -- excluding, however, the expenditures excluded under (iii) below -- to gross operating revenues) derived from the Interim Statement, less

               (iii) an amount equal to one-half (1/2) of all other operating expenses as shown in the Interim Statement not included in computing "Gross Profit Percentage" excluding, however, interest, depreciation, taxes on income, amortization and any (x) executive or management compensation, including any payments to any stockholders of Seller or (y) any professional fees for any attorneys or accountants paid by Seller to the extent the annualized sum of (x) plus (y) exceeds $225,000;

               (iv) Multiply the amount determined in (iii) by the number of whole and fractional months included in the Computation Period and then subtract that product from (ii).

The final result of the calculations in (d) above are Seller's "Estimated Pre-Closing Earnings".

          Notwithstanding anything to the contrary in this Agreement, within five (5) business days after Purchaser receives a copy of the final determination of the Seller's actual Pre-Closing Earnings by the Pre-Closing Earnings Auditors (as provided in Section 1.03 below), Purchaser shall have the exclusive right and unilateral option, exercisable by sending written notice to Seller within such five (5) business day period, to elect to delete from the Purchase Price and make no adjustment for: (x) any addition for interest on the $12,500,000 from March 1 1996 through the Closing Date, as provided for in
Section 1.02(a) and (y) any subtraction for Seller's "Estimated Pre-Closing Earnings" provided for in subparagraphs (d) of this Section 1.02 -- in which event, all corresponding references in Section 1.03 to Seller's "Estimated Pre-Closing Earnings" or Seller's "actual Pre-Closing Earnings" shall also be deleted.

          1.03  Closing Audit of Seller.  For purposes of determining the final
                -----------------------
adjustments to the Purchase Price pursuant to Section 1.02 (b) through (d) above, on the Closing Date, Purchaser and Seller shall initially use the figures set forth on Schedule 1 and (unless the parties in writing agree upon the actual Pre-Closing Earnings) shall initially use the Seller's calculation of Estimated Pre-Closing Earnings. The Purchase Price shall be paid based on these estimates (the "Closing Estimates") subject to any necessary reconciliation as determined by the closing audit to be performed in accordance with this Section 1.03 (the "Closing Audit"). On or immediately after the Closing Date, the accounting firm of Ernst & Young (the "Closing Auditors"), with the assistance and cooperation of Seller's personnel, shall perform a complete review and, where appropriate, an audit of the Angelika Theatre assets on hand as of the Closing Date, and shall prepare, within thirty (30) days of the Closing Date, (1) a statement setting forth the dollar amount as of the Closing Date of each of the assets and liabilities listed on Schedule 1 and (2) a statement setting forth the Seller's unpaid film rentals, if any. For purposes of this last statement, the amount of film rentals due and owing shall be calculated by reference to the statements provided by the lessor of such films; provided, however, for ten (10) days after
                                      --------  -------
the Closing Date or ten (10) days after the amount of any film rental becomes due and owing, whichever is later, Seller shall have the sole right to negotiate settlements with respect to amounts due and owing to film lessors and thereafter Purchaser shall do so; provided, however, that in the event that Purchaser is
                       --------  -------
able to negotiate a reduction in such rentals, the Seller shall be entitled to a credit in an amount equal to such reduction. If within thirty (30) days of the Closing Date the parties are unable to agree in writing upon the actual Pre-Closing Earnings, then Seller shall have the sole right to designate a "Big 6" accounting firm (the "Pre-Closing Actual Earnings Auditor") who shall be retained by the parties to finally determine the actual Pre-Closing Earnings who shall follow the method set forth in Section 1.02(d); provided, however, if Seller fails to name the Pre-Closing Actual Earnings Auditors within forty-five (45) days of the Closing Date, then Purchaser shall have the right to name a "Big 6" accounting firm to act as the Pre-Closing Actual Earnings Auditors. The foregoing statements as finally determined pursuant to this Section 1.03 are hereinafter referred to as the "Closing Statement." The Purchaser and Seller shall each equally pay one-half of (i) all of the fees and disbursements of the Pre-Closing Actual Earnings Auditors in determining Seller's actual Pre-Closing Earnings, (ii) the first $5,000 of all other fees and disbursements of the Closing Auditors and (iii) Purchaser alone shall pay all of the fees and expenses of the Closing Auditors in excess of $5,000.

          1.04  Payment of the Purchase Price.  The purchase price for the
                -----------------------------
Assets shall be paid as follows:

          (a) On the Closing Date, Purchaser shall make, execute and deliver to Seller a non-negotiable promissory note in the original principal amount of $2,000,000 dated as of the Closing Date, which promissory note shall bear interest at the Reference Rate; provided, however, with respect to any principal amount above $1,500,00, the interest rate shall be greater of the Reference Rate or nine percent (9%) per annum, shall automatically be reduced by $1,500,000 on April 1, 1997 and shall be otherwise substantially in the form of Exhibit K/1/ attached hereto (the "Holdback Note"). On or before the Closing Date, Purchaser shall establish an interest bearing escrow account (the "Escrow Account") with Paine Webber, as escrow and Seller's agent (the "Escrow Agent"), provided Seller shall pay any fees which the Escrow Agent may charge, over and above its usual brokerage fees for buying short-term U.S. Treasury obligations. On the Closing Date Purchaser shall deposit Two Million Dollars ($2,000,000) in the Escrow Account and Purchaser, Seller and Escrow Agent shall enter into an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit L. Purchaser hereby grants, effective as of the Closing date and subject to the Closing of the transactions contemplated hereby, to Seller a security interest in the Escrow Account for the purpose of securing Purchaser's obligations under the Holdback Note. Purchaser shall take all necessary and appropriate steps to create a perfected security interest in favor of Seller in


- -----------------------
      /1/  Exhibits G through J have been intentionally deleted.

   and to the Escrow Account. On the Closing Date, the Escrow Agent shall be authorized to invest funds in the Escrow Account only in short-term U.S. Treasury obligations earning at least the Reference Rate. On April 1, 1997, provided there has been no Seller default under this Agreement, $1,500,000 under the Holdback Note shall become due and payable on April 1, 1997 and in order to satisfy such Purchaser payment obligations, $1,500,000 in the Escrow Account shall be released and transferred to Seller on such date, provided,
                                                                     --------
   however, if Purchaser claims Seller is in default under this Agreement and
   -------
   Escrow Agent has received Seller's Notice of Indemnity Dispute and as a result thereof, Escrow Agent does not release and transfer the $1,500,000 to Seller, then Seller shall have all of its rights and remedies, provided for in the Holdback Note subject to Purchaser's right of offset thereunder. All interest on escrowed funds shall be delivered to Purchaser promptly upon receipt, so long as there has been no default by Purchaser under the Holdback Note.


          Subject to the provisions of Section 8.05, Purchaser shall be entitled to first offset against the Holdback Note and simultaneously therewith assert against the Escrow Account any claims it may have under Article VIII of this Agreement. In addition, Purchaser shall be entitled to receive with respect to all transactions after the Closing Date an amount equal to the difference between the regular admission or concession price as the case may be, and the price at which any patron purchases such admission or concession with the benefit of any discount, guest or club card issued prior to the Closing Date calculated without reference to any amounts paid to the Seller with respect to such discount, guest or club card; provided, however, Purchaser shall not be entitled to receive any amount with respect to single use, free admission passes which, in accordance with generally accepted movie theatre practice, Seller has given to certain religious groups, motion picture distributors and the like, without receiving in exchange any payment or other consideration.

          (b) On the Closing Date, Purchaser shall pay to Seller by certified check or bank check either of which shall be drawn on a bank which is a member of the New York Clearinghouse, an amount equal to the difference between the Purchase Price (based on the Closing Estimates), minus the sum of
   (y) $2,000,000, plus (z) the Judgment Satisfaction Amount if the Judgment is assigned to Seller in accordance with the provisions of Section 6.12.

          (c) Within five (5) business days of receipt by Purchaser of the Closing Statement, Purchaser shall pay to Seller an amount equal to the difference, if positive, between the Closing Estimates and the results of the Closing Audit. Within five (5) business days of receipt by Seller of the Closing Statement, the Seller shall pay to Purchaser an amount equal to the difference, if negative, between the Closing Estimates and the results of the Closing Audit. Any payment required to be made pursuant to this Section 1.04(d) shall be made by certified or bank check drawn on a bank which is a member of the New York Clearinghouse.

          (d) In the event that there is any dispute as to the Closing Audit, the parties reserve the right to contest the results of such Closing Audit through an action for declaratory relief. However, in the event that the court approves the Closing Audit, or approves the Closing Audit with adjustments representing a no greater than five percent (5%) adjustment, then the party or parties challenging such Closing Audit shall be jointly and severally responsible for the reasonable costs of defense (including, without limitation, reasonable attorney's fees) of both the Auditors and the party or parties defending such action. In the event the court finds that adjustments representing a greater than five percent (5%) adjustment are necessary, then the party or parties defending such action shall be jointly and severally responsible for the reasonable litigation costs (including, without limitation, reasonable attorney's fees) of both the Auditors in defending such action, and the party or parties challenging such Closing Audit in litigating such action. Any funds not timely paid under Section 1.04(d) shall bear interest at the fluctuating rate from time to time published in the Wall

   Street Journal as the "prime rate" plus 150 basis points or the maximum amount allowed by law, whichever is less (the "Contract Rate").

          1.05  Review Period.  In the event and to the extent any required
                -------------
Exhibits or Schedules have not been completed by Seller and attached to this Agreement upon signing, then Seller hereby covenants and agrees to deliver to Purchaser complete copies of any required Exhibits or Schedules not yet attached to this Agreement, on or before the date which is ten (10) business days after the date hereof, which still-to-be attached Exhibits and Schedules, Seller represents and warrants will not contain any information or terms and provisions materially and adversely affecting the business and operations of the Angelika Theatre or the Assets being purchased hereunder not previously disclosed in writing to Purchaser. Notwithstanding the fact that this Agreement is being executed without some or all of the Exhibits or Schedules to be attached hereto having been completed, Seller hereby agrees and acknowledges that this Agreement shall constitute a binding obligation on the part of Seller to sell the Assets, subject to the attachment of a complete set of Exhibits and Schedules in accordance with the representations and warranties set forth in the immediately preceding sentence. On or before the tenth (10th) business day after (i) execution of this Agreement by Seller, (ii) the attachment of all Exhibits and Schedules hereto and (iii) satisfaction or waiver by both the Seller and Purchaser of the Marital Court Order set forth in Article V hereto, but not earlier than July 23, 1996, Purchaser shall seek to obtain the approval of its Board of Directors to this Agreement, including the completed Schedules, and the transactions contemplated hereby. If Board approval (as evidenced by a notice from Purchaser to Seller of such approval) is not obtained within such period, provided Seller is not then in default under this Agreement, Seller may at any time thereafter terminate this Agreement by sending a five (5) business day written notice to Purchaser, which shall be effective to terminate this Agreement five (5) business days after Purchaser's receipt of the Seller's notice, unless Purchaser sends Seller notice of Purchaser's Board approval within such five (5) business day period.

          1.06  Closing.  The Closing of the transactions contemplated by this
                -------
Agreement (the "Closing") shall take place at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York at 10:00 a.m., on the first business day after 30 days of the date hereof (as it may be accelerated or extended, the "Closing Date") with any date earlier or later than the first business day after 30 days of the date hereof to be mutually agreed upon by the parties.

          1.07  Transfer of Title.
                -----------------

          (a) On the Closing Date, Seller shall convey to Purchaser all of Seller's right, title and interest to the Leasehold by execution and delivery of the Assignment and Assumption of Lease substantially in the form of Exhibit M attached hereto (the "Assignment and Assumption of Lease").

          (b) On the Closing Date, Seller shall transfer to Purchaser title to the Personal Property, the Theatre Property and Seller's interest in the Designated Contracts by execution and delivery of the Bill of Sale and the Assignment of Contracts.

          (c) On the Closing Date, Seller shall transfer to Purchaser its interest in the Angelika name and trademark for motion picture theatre and food services purposes by execution and delivery of the Assignment of Trademarks.

          1.08  Allocation of Purchase Price.  The parties hereto agree that the
                ----------------------------
Purchase Price, unless the parties otherwise agree prior to the Closing Date, shall be allocated among the Assets being transferred by using the Seller's "net book value" of the Assets transferred, as computed and determined by Miller & Company, CPAs, in the manner set forth on Exhibit N, such allocation to be adjusted in a manner consistent with the adjustments to the Purchase Price as set forth in Section 1.02(b) through (d).

                                   ARTICLE II

                         Representations and Warranties
                                  of Purchaser
                         ------------------------------

          Except as expressly set forth in this Article II, Purchaser makes no, and has made no, representations and warranties in connection with this Agreement, the subject matter hereof or the transactions contemplated hereby. Purchaser represents and warrants to Seller that:

          2.01  Organization, Good Standing and Authority.  Purchaser is
                -----------------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith by Purchaser have been (or upon execution shall have been) duly executed and delivered by Purchaser, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution shall constitute) legal, valid and binding obligations of Purchaser subject only to the Board of Directors of Purchaser approving the terms of this Agreement as provided in Section 6.08.

          2.02  No Broker.  No broker or finder has acted for Purchaser in
                ---------
connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

          2.03  Agreement Not in Violation of Law.  The execution and delivery
                ---------------------------------
of this Agreement, the consummation of the transaction contemplated hereby and the fulfillment of the terms hereof shall not result in a material violation of any law, rule or regulation applicable to Purchaser.

          2.04  Seller's Future Movie Bookings.  After the Closing, Purchaser
                ------------------------------
shall either (a) honor the movies bookings previously arranged by Seller through Jeffrey Jacobs, the Angelika Theatre's present film programmer, as more particularly shown on Schedule 2.04 or (b) to the extent Purchaser decides not to exhibit one or more of the movies at the Angelika Theatre shown on Schedule 2.04, then Purchaser shall indemnify and hold Seller harmless from and against any claims, losses or damages which Jeffrey Jacobs, any distributor or any other party may assert or recover against Seller; provided, however, Purchaser shall have the sole right to settle or defend any such claims or litigation, and provided further, Seller shall assign to Purchaser all defenses, offsets, rights or claims Seller may have against Jeffrey Jacobs, any distributor or any other party.

                                  ARTICLE III

                         Representations and Warranties
                                   of Seller
                         ------------------------------

          For purposes of this Article III, the phrase "to the best knowledge of Seller" means no stockholder, officer or director of Seller has actual knowledge, actual belief or implied knowledge that the statement made is not true and correct. Implied knowledge as used in the preceding sentence means knowledge of facts discoverable from all information available in the books, records and files of Seller. Except as expressly set forth in this Article III, Seller makes no, and has made no, representations and warranties in connection with this Agreement, the subject matter hereof or the transactions contemplated hereby. The representations and warranties in this Article III shall survive for a period of eighteen months after the Closing Date. Seller hereby represents and warrants to Purchaser that:

          3.01  Organization, Good Standing and Authority.  Each of Seller and
                -----------------------------------------
Houston is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has full corporate power and authority to own, operate and convey the Assets and to enter into and otherwise perform and comply with the terms of this Agreement. This Agreement and all other agreements herein contemplated to be executed by Seller in connection herewith have been (or upon execution shall have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate (including Board of Directors and stockholders approvals) or otherwise and constitute (or upon execution shall constitute) legal, valid and binding obligations of Seller.

          3.02  No Broker.  No broker or finder has acted for Seller in
                ---------
connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Seller.

          3.03  Financial Statements.  Included in Schedule 3.03 are the balance
                --------------------
sheets of Seller as of December 31, 1995, and the related statements of income and retained earnings and changes in financial position for the fiscal years then ended, each such financial statement having been audited by an independent certified public accountant and prepared in accordance with generally accepted accounting principles consistently applied. If not available at the time of signing this Agreement, Seller hereby covenants and agrees to use its commercially reasonable efforts to deliver to Purchaser by no later than July 20, 1996 (i) the audited balance sheet of Seller as of December 31, 1995, and the related statements of income and retained earnings and changes in financial position for the fiscal year then ended, as well as (ii) unaudited comparative quarterly financial statements for the three month periods ending March 31, 1995 and June 30, 1995; provided, however, it being understood that with respect to each of the quarterly financial statements for the three months ending March 31, 1995 and June 30, 1995, no such separate financial statement was previously prepared in the ordinary course and Seller, in cooperation with its accountant, will review its own and its accountant's "workpapers" and use its good faith efforts to reconstruct what Seller believes is the most accurate semi-annual financial statement for the three month period ending March 31, 1995 and June 30, 1995. Seller hereby represents that the sum of its gross revenues attributable to ticket sales, concession sales and its gross receipts generated by the cafe located on the Leasehold premises was not less than $7,035,630 for 1994, $7,422,806 for 1995 and not less than $1,295,580 for the three month period from January 1, 1996 through March 31, 1996. Seller further represents and warrants that all books and records of the Seller requested by, and presented to Purchaser constitute the books and records of the Seller and there are no other books and records of the Seller which conflict with the books and records presented to the Purchaser.

          3.04  Absence of Certain Changes.  Except as disclosed in Schedule
                --------------------------
3.04 or as provided for or contemplated in this Agreement and to the best knowledge of Seller, since December 31, 1995 (the "Balance Sheet Date") there has not been (i) any transaction not in the ordinary course of business; (ii) any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of Seller; (iii) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material and adverse effect on the Assets; (iv) any sale or transfer of the Assets, or any portion thereof, except sales in the ordinary course of business of inventory; (v) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, except liens for taxes not due, of the Assets, or any portion thereof; (vi) any material amendment, modification or termination of any material contract or agreement relating in any way to the Assets to which Seller is a party; (vii) any material alteration in the manner of keeping the books, accounts or records of Seller relating to the Assets, or in the accounting practices therein reflected; or (viii) any other event or condition of any character which has had or may have a material and adverse effect on the Assets. Purchaser acknowledges that changes in gross receipts due to fluctuations in attendance at the Angelika Theatre in the ordinary course of business do not constitute material adverse changes for purposes of clause (ii) above.

          3.05  Leasehold. Except as indicated in Schedule 3.05:
                ---------

          (a) Seller has good marketable title to the Assets, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions and restrictions, except for liens, if any, for property taxes not due;

          (b) Other than the failure of Houston to have obtained the prior written consent of the Landlord to the Houston Assignment, Seller is not in default with respect to any material term or condition of any lease, contract or other agreement relating to the Assets to which Seller is a party, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder by Seller or would cause the acceleration of any obligation of Seller or the creation of a lien or encumbrance upon the Assets, or any portion thereof; and

          (c) The Assets are in good operating condition, ordinary wear and tear excepted, and have been maintained in accordance with reasonable industry practices, and Seller has not received any notice of a violation of any applicable building code, zoning ordinance or other law or regulation in respect of the Assets.

          3.06  Tangible Personal Property.  There is listed on Schedule 3.06
                --------------------------
(i) a description of each item of tangible personal property owned by Seller and located on the Real Property having on the date hereof either a depreciated book value or estimated fair market value per unit in excess of $10,000 or not owned by Seller but located on the Real Property; and (ii) a description of the owner of, and any agreement relating to the use of, each such item of tangible personal property not owned by Seller and the circumstances under which such property is used. Except as indicated in Schedule 3.06:

          (a) Seller has good and marketable title to each item of such tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

          (b) Each item of such tangible personal property not owned by Seller is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between Seller, and the owner or lessor thereof, the obligations of Seller to such owner or lessor shall be discharged;

          (c) Each item of tangible personal property listed in Schedule 3.06 is in good operating condition, ordinary wear and tear excepted and repair and is fit for its intended purposes; and

          (d) Seller owns or otherwise has the right to use all of the tangible personal properties now used by it in the operation of the Angelika Theatre.

          3.07  Intangible Personal Property.  There is listed on Schedule 3.07
                ----------------------------
(i) a description of the items of intangible personal property owned by Seller and comprising part of the Assets, including, but not limited to, United States and foreign patents, patent applications, tradenames, trademarks, tradename and trademark registrations, copyright registrations and applications for any of the foregoing and (ii) a true and complete list of all licenses or similar agreements or arrangements to which Seller, or any of its directors, officers or shareholders, is a party either as licensee or licensor for each such item of intangible personal property. Except as indicated on Schedule 3.07(ii):

          (a) Seller is the owner of all right, title and interest in and to each such item of intangible personal property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims;

          (b) No officer, director, stockholder or employee of Seller, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the items of intangible personal property described on Schedule 3.07(i);

          (c) No interference actions or other judicial or adversary proceedings concerning any of such items of intangible personal property have been initiated, there is no basis for any such action or proceeding and, to the best knowledge of Seller, no such action or proceeding is threatened;

          (d) Seller has the right and authority to use said items of intangible personal property in connection with the conduct of its business in the manner presently conducted, and such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation; and

          (e) There are no outstanding, nor to the best knowledge of Seller, any threatened disputes or other disagreements with respect to any licenses or similar agreements with respect to any licenses or similar agreements or arrangements described on Schedule 3.07(i).

          3.08  Agreement Not in Breach of Other Instruments.  Neither the
                --------------------------------------------
execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, any agreement, indenture or other instrument to which Seller is a party or by which Seller or any of the Assets is bound, the Articles or Certificate of Incorporation or Bylaws of Seller, or by any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Seller, subject to the consent of the landlord under the lease of the Angelika Theatre to the transfer of the Assets and the assignment of such lease as contemplated hereby.

          3.09  Insurance.  Schedule 3.09 sets forth a true and correct list of
                ---------
all insurance policies of any nature whatsoever maintained by Seller as of the date hereof in respect of the Assets and the annual or other premiums payable from time to time thereunder. To the best knowledge of Seller, there are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of Seller's business relating to, or any repairs or other work to be done on or with respect to, the Assets. Seller has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending such insurance policies or materially increasing the annual or other premiums payable under any of said insurance policies, and to the best knowledge of Seller, no such cancellation or amendment of such insurance policies or increase of premiums under such insurance policies is threatened. There are no audits presently pending with respect to such insurance policies.

          3.10  Litigation.  Except as listed on Schedule 3.10:
                ----------

          (a) There is no action, suit or proceeding pertaining to any of the Assets, or the operation thereof, pending before any court or governmental agency, authority or body or arbitrator; to the best knowledge of Seller, there is no such action, suit or proceeding threatened; and to the best knowledge of Seller, there is no basis for any such action, suit or proceeding;

          (b) Neither Seller nor, to the best knowledge of Seller, any officer, director or employee of Seller, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the operation or use of the Assets; and

          (c) There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seller to take any action of any kind with respect to the Assets.

          3.11  Contracts.  Schedule 3.11 sets forth a true and correct list of
                ---------
each contract, agreement, purchase order, lease, license, indenture or commitment, written or oral, relating to the use and operation of any of the Assets and to which Seller is a party.

          The contracts, agreements, purchase orders, leases, licenses, indentures or commitments which are required to be identified in Schedule 3.11 are hereinafter referred to as the "Submitted Contracts." True and complete copies of each of the Submitted Contracts, or where they are oral, true and complete written summaries thereof, have been delivered by Seller to Purchaser for its approval or disapproval. Upon the later of (i) ten (10) business days after Purchaser's receipt of all of the Submitted Contracts, and (ii) seven (7) business days after the date hereof, Purchaser shall designate which of the Submitted Contracts it approves and which of the Submitted Contracts it disapproves. Only those Submitted Contracts which are Designated Contracts shall be subject to the Assignment and Assumption of Contracts. Except as set forth on Schedule 3.11:

          (a) Each of the Contracts is a valid and binding agreement of Seller and, to the best knowledge of Seller, all other parties thereto;

          (b) Seller has fulfilled all material obligations required pursuant to each Contract to have been performed by it prior to the date hereof, and Seller has no reason to believe that Seller will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

          (c) There has not occurred any material default under any of the Contracts on the part of Seller, or to the best knowledge of Seller, on the part of any other party thereto nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a material default on the part of Seller under any of the Contracts nor, to the best knowledge of Seller, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a material default on the part of any other party to any of the Contracts; and

          (d) No consent of any party to any of the Contracts is required by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          3.12  Inventory.  The inventory of Seller is good and merchantable,
                ---------
first quality material and is saleable in the ordinary course of business without discount from the prices generally charged for like material of first quality, and the quantities of all inventory are reasonable and warranted in the present circumstances of the business of Seller.

          3.13  Compliance with Law.  The conduct of business by Seller in
                -------------------
respect of the Assets on the date hereof does not violate any federal, state, local or foreign laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation), the enforcement of which would materially and adversely affect the Assets, nor has Seller received any notice of any such violation. Notwithstanding the foregoing, Seller has timely applied for, but not as yet received, a renewal of its public assembly permit from the City of New York (Department of Buildings and/or Consumer Affairs), which renewal Seller represents will be obtained by Closing.

          3.14  Other Information.  To the best knowledge of Seller, the
                -----------------
information concerning the Assets set forth in this Agreement, the Schedules attached hereto and any document, statement or certificate furnished or to be furnished to Purchaser pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading (other than the unaudited quarterly financial statement for the three month period ending March 31, 1995, which Seller instead represents subject to the proviso in Section 3.03, that Seller believes it to be accurate and that it was prepared in good faith after reviewing its own and its accountant's "work papers"). Copies of all documents heretofore or hereafter delivered or made available to Purchaser pursuant hereto were or will be complete and accurate copies of such documents.

          3.15  Effect of Omissions in Any Schedule.  The failure of Seller to
                -----------------------------------
identify a particular exception or item on a particular schedule will not constitute a breach of the representation or warranty to which such schedule pertains, so long as (i) the exception or item is described in another schedule in a manner that would cause a reasonable reader to understand that such exception or item must also be applicable to such one or more other schedules on which it was not identified, even though not specifically identified therein, or (ii) Purchaser suffers no damage as a consequence of the failure to so identify such exception or item.

          3.16  Survival of Representations, Warranties and Covenants.  All
                -----------------------------------------------------
representations, warranties and covenants made in Article III hereof by Seller shall survive the Closing for a period of 18 months.

                                   ARTICLE IV

                               Seller's Covenants
                               ------------------

          4.01  Conduct of Business.  Prior to the Closing Date, Seller shall
                -------------------
conduct its business consistent with Seller's prior practices and will not do, or permit to be done, anything which is represented and warranted not to have occurred since the date hereof in Section 3.04 hereof, except as otherwise permitted by this Agreement or consented to by Purchaser in writing. Except as otherwise permitted by this Agreement or consented to by Purchaser in writing, prior to the Closing Date, Seller shall not:

          (a) sell, assign, mortgage, hypothecate, pledge, encumber or otherwise transfer any of the Assets, or any interest therein;

          (b) fail in any material respect to comply with any material laws, ordinances, regulations or other governmental restrictions applicable to the Assets, or any portion thereof;

          (c) make any alterations or capital expenditures in respect of the Assets in excess of $10,000.; provided, however, that if Seller makes an expenditure for emergency repairs in excess of the foregoing amount without first obtaining the written consent of Purchaser thereto, then Purchaser's sole remedy for such violation under this Section 4.01(c) shall be not to close under this Agreement;

          (d) make or entertain any solicitations with respect to the sale of, or cooperate with any potential bidders (other than Purchaser, or its designee) with respect to the sale of, any of the Assets, or any interest therein; or

          (e) amend or terminate the Angelika Theatre Lease without the prior written consent of Purchaser.

          4.02  Preservation of Organization.  Seller shall use commercially
                ----------------------------
reasonable efforts to (i) preserve its business organization intact (including the preservation of the Assets); (ii) continue the operations of Seller at its present level; (iii) keep available to Seller the services of the present employees of Seller; and (iv) preserve the goodwill of the suppliers, customers and others having business relations with Seller with respect to the Assets. Seller shall maintain in full force and effect the insurance policies disclosed in Schedule 3.09 (or policies providing substantially the same coverage, copies of which shall be made available to Purchaser for its inspection)

          4.03  Reports, Taxes, etc.  Between the date hereof and the Closing
                --------------------
Date (and continuing after the Closing Date, if required to comply with any of its obligations hereunder), Seller shall duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities, and promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon Seller or any of the Assets -- including all "Transfer Taxes" referred to in Section 6.10 below (unless contesting any such in good faith and adequate provision has been made therefor), and duly observe and conform to all lawful requirements of any governmental authority relating to any of the Assets and all covenants, terms and conditions upon or under which any of the Assets are held.

          4.04  Management Information and Access.  Seller shall give to
                ---------------------------------
authorized representatives of Purchaser, upon reasonable notice, full access, during normal business hours, in such manner as not to unduly disrupt normal business activities, to the Assets, and all contracts, commitments, books and records of Seller relating thereto and shall cause its officers to furnish any and all financial, technical and operating data and other information pertaining to the Assets as Purchaser shall from time to time reasonably request.
Purchaser shall hold in confidence all information so obtained and shall use such information only for the purpose of considering the transactions contemplated hereby. Purchaser further agrees that it shall not otherwise disclose any such information to any third party except upon the written consent of the furnishing party, or except as Purchaser may be advised by its counsel that disclosure is required by law. If the transactions contemplated hereby are not consummated as contemplated herein, Purchaser shall return all returnable data furnished to it to the party that furnished such data. Such obligation of confidentiality shall not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or shall be public knowledge through no act or omission by Purchaser or any of its directors, officers, employees, professional advisors or other representatives.

          4.05  Compliance with Bulk Sales Act.  To the full extent applicable
                ------------------------------
to the sale of any of the Assets, Seller shall, in all respects, comply with all of the relevant provisions of Article 6 of the Uniform Commercial Code -- dealing with Bulk Transfers as adopted in New York (the "Bulk Sales Act") and at least ten (10) days prior to the Closing Date, the Seller shall provide to Purchaser an Affidavit signed by its President listing all creditors of Purchaser and any other information necessary for Seller's compliance with all of the relevant provisions of the Bulk Sales Act.

          4.06  Insurance; Utilities; Security Deposit on Lease.  Purchaser
                -----------------------------------------------
acknowledges that Seller shall cause its policies of casualty and liability insurance, if any, to be terminated with respect to the Real Property as of the Closing Date. Purchaser shall be responsible for obtaining its own insurance and utilities as of the Closing Date and thereafter. On the Closing Date all deposits for utilities made by Seller, and subject to the assignment by Seller to Purchaser of all of Purchaser's rights in the security deposit under the Angelika Theatre Lease, an amount equal to the security deposit so assigned, shall be paid to Seller by Purchaser.

          4.07 Amendment of the Existing "Angelika" License Agreement.  Prior to
               ------------------------------------------------------
the Closing, Seller and its affiliate, Angelika Films, Inc. ("AFI") shall enter into an amendment of that certain License Agreement dated December 19, 1995 between Seller, as LICENSOR, and AFI, as LICENSEE, so as to expressly (i) include the Saleh Family Members, as LICENSEE, and (ii) exclude from the "Grant of License" provided in Section 1.1 the right of the LICENSEE to use The Name "ANGELIKA" or any of the MARKS referred to therein in connection with any "motion picture theatre" or with any "motion picture theatre and food service purposes".

                                   ARTICLE V

                     Condition to Obligations of Each Party
                     --------------------------------------

          5.01 The obligation of each party to sell or purchase the Assets, as the case may be, shall be subject to the fulfillment, at or prior to the Closing Date, of the condition that no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which, in the good faith, reasonable legal opinion of counsel for either Seller or Purchaser, presents a substantial risk of the restraint or prohibition of such transaction or the obtaining of material damages or other relief in connection therewith.

          5.02 Without limiting the foregoing, neither party shall have an obligation to sell or purchase the Assets, as the case may be, if at or prior to the Closing Date:

               (i) the marital court having jurisdiction over the marital proceeding between Joseph J.M. Saleh and Angelika T. Saleh (the "Marital Court") shall not have either (x) approved the Sale of the Assets pursuant to the terms hereof, or (y) rescinded any and all orders restraining or otherwise prohibiting such sale (the "Marital Court Order"); provided that in the event no Marital Court Order has been entered on or before the Closing Date, (a) Purchaser shall have the option of extending the Closing Date for so long as and until such time as such Marital Court Order is entered; or (b) both Seller and Purchaser mutually agree in writing that no Marital Court Order is required for the consummation of the transactions contemplated by this Agreement; or

               (ii) any Court of competent jurisdiction, on application of
                   Anthony Jones, a judgment creditor of Joseph J.M. Saleh (Supreme Court, N.Y. Co. Index No. 124966/95), enters an order restraining or enjoining the closing of the transactions contemplated hereunder; provided that in such event (i) Purchaser shall have the option of extending the Closing Date for so long as and until such time as the restraining order or injunction precludes the closing; and, pending such time, (ii) Purchaser may take such action as it deems appropriate to vacate the restraining order or injunction, including selling all of the shares of stock which Joseph J.M. Saleh owns in the Seller and which Purchaser presently holds pursuant to one or more previous levies under its prior Judgment (as more particularly described in Section 6.12 hereof) at a public auction conducted by the Sheriff pursuant to Section 5233 of the Civil Practice Law and Rules.

          5.03  Good Faith Efforts.  Seller and Purchaser each hereby agrees and
                ------------------
covenants to use all commercially reasonable efforts to bring about the transactions contemplated by this Agreement, including without limitation, the obtaining of any third party approvals, agreements and/or consents necessary to effectuate the transactions contemplated hereby.

                                   ARTICLE VI

                     Conditions to Obligations of Purchaser
                     --------------------------------------

          The obligations of Purchaser to effect the transactions contemplated hereby shall be, at the option of Purchaser, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

          6.01  Representations and Warranties True.  The representations and
                -----------------------------------
warranties of Seller contained in this Agreement, the Schedules hereto, or in any other document of Seller delivered pursuant hereto, were true and correct in all material respects on the date such representations and warranties were made, and continue to be true and correct as of the Closing Date and at the Closing Seller shall have delivered to Purchaser a certificate to such effect signed by the Seller. For purposes of this Section 6.01 only, any representation and warranty of Seller contained in this Agreement that was qualified to the best knowledge of Seller shall not be so qualified in determining whether such representation and warranty was true and correct in all material respects as of the date made.

          6.02  Seller's Performance.  Each of the obligations of Seller to be
                --------------------
performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Seller shall have delivered to Purchaser a certificate to such effect signed by the President or Chief Financial Officer of Seller, as the case may be. For purposes of this Section 6.02 only, any obligation of Seller in
Article VI hereof for which Seller was only required to use its good faith efforts to perform shall be deemed not to have been performed if such obligation was not in fact performed, regardless of whether Seller used its good faith efforts or not.

          6.03  Opinion of Seller's Counsel.  Purchaser shall have been
                ---------------------------
furnished at the Closing with an opinion of Seller's counsel dated as of the Closing Date, addressed to and in form and substance satisfactory to Purchaser, to the effect that:

     (a) Each of Seller and Houston is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and each has full corporate power and authority to carry on the business which it is now conducting and to own, lease, operate and convey the Assets;

     (b) This Agreement and each of the documents executed by Seller pursuant to this Agreement, including the Pledge Agreement, the Escrow Agreement and any Seller's Promissory Note delivered hereunder have each been duly and validly executed and delivered by the Seller, and each constitutes a legal, valid and binding obligation of Seller enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights;

     (c) the consummation of the transactions contemplated hereby, assuming that a Naima Saleh consent to the transactions is obtained, will not:

               (1) to the knowledge of such counsel, violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any of the terms, conditions or provisions of the Certificate or Articles of Incorporation of Seller or the Bylaws of Seller, or any Designated Contract to which Seller is a party, or by which it or any of the Assets may be bound or affected, except for such violations, conflicts, breaches or defaults as to which requisite waivers or consents shall have been obtained by Seller by the Closing Date;

               (2) to the knowledge of such counsel, violate any order, writ, injunction, decree, statute, rule or regulation which has applicability to Seller or any of the Assets;

   In the event Naima Saleh fails to consent to the transactions contemplated in the Agreement then, to the knowledge of such counsel, Naima Saleh will have such rights, if any, in and to the Assets being transferred as may be declared or provided in the Final Judgment entered in that certain pending Supreme Court, New York County lawsuit entitled "Naima Saleh, Plaintiff, vs.
                                                    ---------------------------
   Angelika Films, Inc., Houston Cinema, Inc. and Angelika Film Centers, Inc.,
   ---------------------------------------------------------------------------
   Defendants." (Index No. 109393/94) and to the knowledge of such counsel,
   -----------
   Naima Saleh has not asserted any other claims to the Assets;

       (d) to the knowledge of such counsel, except for (i) the failure of Seller to have previously obtained the consent of the Landlord to an assignment of the lease on the Angelika Theatre from Houston to Seller and thereafter, if Purchaser waives the delivery of Landlord's consent, the assignment of the lease from Seller to Purchaser, (ii) the claims asserted in the Gourmet Deli Litigation and (iii) the failure of Seller to file New York City Commercial Rent and Occupancy Tax Returns and to pay the taxes, interest and penalties in connection therewith, there is no default (or event which, with notice or lapse of time or both, would constitute a default) under any material note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which any of the Assets may be subject or under any governmental license, franchise, permit or other governmental authorization, which defaults and events would, in the aggregate, have a material adverse effect with respect to the Assets, or a breach of any provision of the Certificate or Articles of Incorporation or the Bylaws of Seller; and

       (e) to the knowledge of such counsel, no consent or approval, which has not been obtained, by any governmental authority is required in connection with the consummation by Seller of the transactions contemplated by this Agreement.

          6.04  No Adverse Change.  There shall not have occurred between the
                -----------------
date hereof and the Closing Date any material adverse changes in the Assets.

          6.05  Compliance with Law.  There shall have been obtained any and all
                -------------------
permits, approvals and consents of all governmental bodies or agencies which counsel for Purchaser may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement shall be in compliance with applicable laws.

          6.06  Consent of Landlord under Angelika Theatre Lease.  The landlord
                ------------------------------------------------
with respect to the Angelika Theatre Lease (the "Landlord") shall have consented to the assignment of the Angelika Theatre Lease initially from Houston to Seller and then from Seller to Purchaser as contemplated by this Agreement. Seller shall use all commercially reasonable efforts to obtain the consent of the Landlord to the assignment of the Angelika Theatre Lease to Purchaser. In the event that any consent required from the Landlord under this Section 6.06 is not obtained prior to August 15, 1996 then Purchaser may notify Seller that it waives such consent (in which event, Purchaser shall have no claim against Seller by reason of the failure to obtain Landlord's consent) and if Purchaser does not waive such consent by July 30, 1996, then either party may thereafter terminate this Agreement, provided such party is not then in default under this Agreement and upon such termination Purchaser shall have no claim against Seller arising out of such inability to obtain Landlord's consent.

          6.07  INTENTIONALLY OMITTED
                ---------------------

          6.08  Purchaser Board Approval.  The Board of Directors of Purchaser
                ------------------------
shall have approved the terms of this Agreement, including the Schedules to be attached hereto, and the transactions contemplated hereby.

          6.09  Delivery of Financial Statements.  Purchaser shall have received
                --------------------------------
(a) the financial statements required pursuant to Section 3.03 hereof and (b) the written consent of the Seller's accountants reporting on such financial statements, as well as (c) the written consent of the Seller's independent certified public accountants who audited the previously delivered financial statements as of December 31, 1993 and December 31, 1994 to the use of such financial statements and reports in public filings made with the Securities and Exchange Commission and/or other regulatory agencies or bodies. In the event that any financial statement required to be delivered under this Section 6.09 is not obtained prior to August 15, 1996, Purchaser may waive such condition or if Purchaser fails to waive such condition by August 30, 1996, then either party may terminate this Agreement, provided such party is not then in default under this Agreement and upon such termination, Purchaser shall have no claim against Seller arising out of such inability to deliver any such financial statements.

          6.10  Transfer Taxes.  All New York State and New York City transfer
                --------------
taxes and transfer gains taxes applicable to the transactions contemplated hereby shall have been paid, or a mechanism acceptable to Purchaser shall be in place for the payment of such taxes through the Closing, and all materials and information required to be filed with the New York State Department of Taxation and Finance, or other governmental authority, by Seller and Purchaser shall have been timely filed provided, however, that Purchaser shall use its reasonable
      --------  -------
commercial efforts in assisting Seller in compiling any such material or information and, shall not unreasonably delay the execution by Purchaser of such forms or documents necessary for Seller to file all necessary tax forms and related questionnaires.

          6.11  Delivery of Closing Documents.  Purchaser shall have received
                -----------------------------
each of the following closing documents executed by Seller: (i) the Assignment of Lease, (ii) the Bill of Sale, (iii) the Assignment of Contracts, (iv) the Assignment of Trademarks and (v) a Non-Foreign Affidavit satisfying the requirements of Section 1445 of the United States Internal Revenue Code of 1986, as amended, substantially in the form attached hereto as Exhibit O and incorporated herein by reference.

          6.12  Satisfaction or Assignment of Judgment.  Joseph J.M. Saleh and
                --------------------------------------
Angelika Saleh shall have simultaneously satisfied that certain judgment entered in the Supreme Court, New York County Clerk's Office on December 20, 1994 (Index No. 32147/92) in favor of Citibank, N.A. currently held by Reading jointly and severally against Joseph J.M. and Angelika Saleh (the "Judgment") for a total satisfaction price equal to $1,285,000 plus interest at the rate of 9% per annum from November 8, 1995 to the date of satisfaction (the "Judgment Satisfaction Amount"). If, for any reason, Joseph J.M. and Angelika Saleh have not satisfied the Judgment on or before the Closing Date as herein provided, then in lieu of paying the full amount, as provided in Section 1.04(b), Reading may instead assign the Judgment to Seller, without any representation, warranty or recourse and the value of the Judgment, for purposes of such assignment, shall equal the Judgment Satisfaction Amount. Until the Closing or earlier termination of this Agreement, Reading agrees to take no actions or pursue any collection or enforcement remedies with respect to the Judgment or any property previously levied upon or obtained from others in connection with the Judgment and Reading shall promptly vacate all existing restraining notices affecting any property or assets of Angelika T. Saleh.

          6.13  Certain Shareholders Deliveries.  Purchaser shall have received
                -------------------------------
(i) from each of Angelika Saleh, Eva Saleh, Jessica Hurt and Joseph J.M. Saleh and each of their affiliates a quit claim assignment of their entire rights, title and interest, if any, in the name "Angelika" for motion picture exhibition and cafe purposes, except as set forth in the Trademark Licenses, and (ii) either evidence, reasonably acceptable to Purchaser, that final Marital Court approval has been obtained or evidence, reasonably acceptable to Purchaser, that no Marital Court approval or action is required for the consummation of the transactions contemplated by this Agreement.

          6.14  Seller's Authority.  All actions required to be taken by, or on
                ------------------
the part of, Seller to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Seller's Board of Directors and Stockholders. Seller shall deliver at Closing a Certificate by an officer of Seller certifying that corporate resolutions were duly adopted by the Board of Directors and Stockholders of Seller authorizing Seller to execute, deliver and perform the Agreement, as well as all related documents to be signed by Purchaser hereunder and to consummate the transactions contemplated by the Agreement. Such certificate shall also provide that the resolutions are in full force and effect without modification or rescission on and as of the Closing Date.

          6.15  Occurrence of Closing.  Purchaser may at its sole option
                ---------------------
terminate this Agreement if the Closing shall not have occurred on or prior to September 1, 1996 provided, however, that neither Purchaser nor Seller shall be
                  --------  -------
relieved of any obligation to the other which arises prior to such termination and further provided, that if the Closing shall not have occurred on or prior to
    ------- --------
September 1, 1996 due to the failure of Purchaser to fulfill the conditions contained in Article VII (other than the approval of Purchaser's Board), Purchaser may not terminate this Agreement without the consent of Seller.

                                  ARTICLE VII

                      Conditions to Obligations of Seller
                      -----------------------------------

          The obligations of Seller to effect the transactions contemplated hereby shall be, at the option of Seller, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

          7.01  Representations and Warranties True.  The representations and
                -----------------------------------
warranties of Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant hereto were true and correct in all material respects on the date such representations and warranties were made, and at the Closing Purchaser shall have delivered to Seller a certificate to such effect.

          7.02  Opinion of Purchaser's Counsel.  Seller shall have been
                ------------------------------
furnished at the Closing with an opinion of Purchaser's counsel dated as of the Closing Date, addressed to and in form and substance satisfactory to Seller, to the effect that:

     (a) Reading is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to acquire the Assets;

     (b) This Agreement and each of the documents executed by Purchaser pursuant to the Agreement, including the Payment Note, the Pledge Agreement, the Holdback Note, the Escrow Agreement, the Assignment and Assumption of Lease, as well as the Assignment and Assumption of Contracts, have been duly and validly executed and delivered by Reading, and constitute legal, valid and binding obligations of Reading enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights;

     (c) the consummation of the transactions contemplated hereby shall not:

         (1) to the knowledge of such counsel, violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Certificate or Articles of Incorporation of Reading or the Bylaws of Reading, or any agreement to which Reading is a party, or by which it may be bound or affected.

         (2) to the knowledge of such counsel, violate any order, writ, injunction, decree, statute, rule or regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System) which has applicability to Reading;

     (d) to the knowledge of such counsel, no consent or approval, which has not been obtained, by any governmental authority is required and no consent of any other party (including shareholders of Purchaser) is required in connection with the consummation by Purchaser of the transactions contemplated by this Agreement.

          7.03  Performance of Covenants.  Each of the obligations of Purchaser
                ------------------------
to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Purchaser shall have delivered to Seller a certificate to such effect.

          7.04  Purchaser's Authority.  All actions required to be taken by, or
                ---------------------
on the part of, Purchaser to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Purchaser's Board of Directors. Purchaser shall deliver at Closing a Certificate by an officer of Purchaser certifying that corporate resolutions were duly adopted by the Board of Directors of Purchaser authorizing Purchaser to execute, deliver and perform the Agreement, as well as all related documents to be signed by Purchaser hereunder and to consummate the transactions contemplated by the Agreement. Such certification shall also provide that the resolutions are in full force and effect without modification or rescission on and as of the Closing Date.

          7.05  Trademark Licenses.  Seller shall have received, on behalf of
                ------------------
the named Licensees, the Trademark Licenses duly executed by Purchaser in the form of Exhibits E and F.

          7.06  Occurrence of Closing.  Seller may at its sole option terminate
                ---------------------
this Agreement if the Closing shall not have occurred on or prior to September 1, 1996 provided, however, that neither Purchaser nor Seller shall be relieved
        --------  -------
of any obligation to the other which arises prior to such termination and further provided, that if the Closing shall not have occurred on or prior to
- ------- --------
September 1, 1996 due to the failure of Seller to fulfill the conditions contained in Article VI (other than Sections 6.06, 6.08 or 6.09), Seller may not terminate this Agreement without the consent of Purchaser.

          7.07 Termination of the Agreement between Reading and Joseph J.M.
               ------------------------------------------------------------
Saleh.  At or prior to the Closing and at the written request of Joseph J.M.
- -----
Saleh, Reading shall cause its affiliate Reading Cinemas, Inc. to enter into a Termination Agreement with Joseph J.M. Saleh (the "Termination Agreement") pursuant to which the parties to the Termination Agreement shall, effective upon the Closing of the transactions provided for herein, terminate all of their respective rights, duties or obligations of any kind, nature of description under that certain prior Agreement dated October 13, 1995 as amended and extended, between the parties to the Termination Agreement and that certain Letter Agreement dated October 13, 1995 between the same parties executed in connection therewith.

                                  ARTICLE VIII

                           Indemnification by Seller
                           -------------------------

          8.01  General.  From and after the Closing Date, Seller shall
                -------
indemnify and hold harmless Purchaser in respect of any and all claims, losses, damages and liabilities arising within 18 months after the Closing Date and regardless of when they are paid or incurred, together with all expenses paid or incurred by Purchaser (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions -- collectively, "Defense Costs"), together with interest thereon at the Contract Rate, compounded annually, from the date incurred until reimbursed, reasonably incurred by Purchaser in connection with or as a result of each and all of the following (a "Breach of Warranty"):

          (a) any misrepresentation or breach of any warranty made by Seller in
   Article III hereof. For purposes of this Section 8.01(a) only (and not for purposes of Section 8.07(b), any representation and warranty of Seller contained in Article III hereof that was qualified to the best knowledge of Seller shall not be so qualified in determining whether such representation and warranty was true and correct as of the date made;

          (b) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other instrument contemplated by this Agreement. For purposes of this Section 8.01(b) only (and not for purposes of
   Section 8.07(b)), any covenant, agreement or obligation of Seller contained in this Agreement or any other instrument contemplated by this Agreement for which Seller was only required to use its good faith and/or commercially reasonable efforts to perform shall be deemed to have been breached if such covenant, agreement or obligation was not in fact performed, regardless of whether Seller used its good faith and/or commercially reasonable efforts or not provided, however, that in the event Purchaser elects to close
       --------  -------
   notwithstanding any failure by the Seller to obtain Landlord's consent to the assignment of the lease, then Seller shall have no obligation to Purchaser with respect to such assignments so long as Seller has used its good faith and/or commercially reasonable efforts to acquire such Landlord's consent and continues to cooperate with Purchaser in its efforts to obtain such consent; and

          (c) any misrepresentation contained in any statement or certificate furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement. For purposes of this Section 8.01(c) only (and not for purposes of Section 8.07(b)), any representation contained in any statement or certificate furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement that was qualified to the best knowledge of Seller shall not be so qualified in determining whether such representation was true and correct as of the date made.

          8.02  Special Claims.  From and after the Closing Date, without any
                --------------
limitation of time other than the applicable statute of limitations governing the right to assert any such claims, Seller shall indemnify and hold Purchaser harmless from and against any and all claims, losses, damages or liabilities, including Defense Costs arising out of:

          (a) Any governmental assertion that Purchaser is liable for any unpaid taxes owed by Seller; or

          (b) any person's assertion that (i) Purchaser is liable for any fraudulent transfer by Seller or (ii) Purchaser does not have good title to the Assets purchased, or (iii) Purchaser is otherwise responsible for any unpaid debts of Seller under New York's Bulk Sales Act or Debtor and Creditor Laws.

          8.03  Claims for Indemnification.  Whenever any claim shall arise for
                --------------------------
indemnification under this Article VIII, Purchaser shall promptly notify Seller (with copy to Pledgeholder or Escrow Agent, as the case may be) of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. In no event shall the failure to give prompt notice of any such claim to Seller relieve Seller from liability hereunder except to the extent, and only to the extent, that actual prejudice from such delay is shown provided,
                                                                       --------
however, that any notice of claims for indemnification or to be held harmless
- -------
under this Agreement arising within 18 months after the Closing Date must be made (i) during the period from the Closing Date to a date 18 months from the Closing Date or (ii) 15 days after Purchaser learns of the claim for indemnification, but in no event subsequent to 20 months from the Closing Date, whichever is later.

          8.04  Manner of Indemnification.  Subject to the further provisions of
                -------------------------
this Agreement, all indemnification by Seller under this Article VIII may be effected, at the option of Purchaser, by claim against the Escrow Account first, pursuant to the Escrow Agreement, or by delivery of cash by Seller.

          8.05  Seller's Right to Dispute Any Purchaser Claim For
                -------------------------------------------------
Indemnification.  Within fifteen (15) days after Seller receives any
- ---------------
notification from Purchaser of any claim for indemnification under or pursuant to Section 8.03, Seller may send notification to Purchaser (with copy to Pledgeholder or Escrow Agent as the case may be) indicating that Purchaser disagrees with and objects to Seller's claim for indemnification and further stating all of the reasons or bases for such disagreement and objection ("Seller's Notice of Indemnity Dispute"). Pending the resolution of such dispute either (i) by a final determination of a Court of competent jurisdiction (a "Final Judgment") or (ii) Purchaser and Seller settling such dispute by a written agreement signed by both Purchaser and Seller (a "Settlement Agreement"), the Pledge Holder or the Escrow Agent, as the case may be, shall take no action with respect to the disputed claim until it receives a copy of the Final Judgment or Settlement Agreement directing how it should act and any sums otherwise due and payable under either the Holdback Note or the Payment Note to the extent of the disputed claim shall not become due and payable until the entry of the Final Judgment of the signing of the Settlement Agreement, at which time the proper amount due and payable under the Holdback Note or the Payment Note, together with interest on such amount, shall be automatically amended so as to comply with the determinations made in the Final Judgment or the directions provided in the Settlement Agreement.

          8.06  INTENTIONALLY OMITTED
                ---------------------

          8.07  Limitation on Liability.
                -----------------------

          (a) The aggregate liability of Seller under this Article VIII shall be limited to the Purchase Price paid to Seller hereunder. For purposes of this
Section 8.07, liabilities of Seller which have been satisfied out of the Escrow Account shall not be included in determining the aggregate liability of Seller under this Article VIII. Likewise, for purposes of this Section 8.07, the portion of the Purchase Price attributable to the funds in the Escrow Account shall not be deemed to have been paid to Seller until such time as, and to the extent that, Seller actually receives monies from the release of any remaining funds from the Escrow Account.

          (b) The limitations of this Section 8.07 do not apply to the following:

             (i) liability for any willful or fraudulent misconduct on the part of Seller; and

             (ii) liability for any conduct on the part of Seller after the Closing.

                                   ARTICLE IX

                                 Miscellaneous
                                 -------------

          9.01  Notices.  All notices, requests, demands and other
                -------
communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopy transmission or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:


   If to Purchaser:      Reading Investment Company, Inc.
                         103 Springer Building
                         3411 Silverside Road
                         Wilmington, Delaware 19810
                         Fax No. (302) 478-3667
                         Attention:  President
                         ---------

   With copies to:       Reading Investment Company, Inc.
                         One Penn Square West
                         30 South Fifteenth Street, Suite 1300
                         Philadelphia, Pennsylvania  19102-4813
                         Fax No. (215) 569-2862
                         Attention:  Mr. James A. Wunderle
                         ---------

                         Donald S. Snider, Esq.
                         Baer Marks & Upham LLP
                         805 Third Avenue
                         New York, New York  10022-7513
                         Fax No. (212) 702-5941

   If to Seller:         Angelika Film Centers, Inc.
                         Houston Cinema, Inc.
                         c/o Skolnick & Hochberg, P.C.
                         122 East 42nd Street
                         New York, New York  10017
                         Fax No. (212) 986-0931
                         Attention:  Ralph R. Hochberg, Esq.
                         ---------

     With copies to:     Angelika T. Saleh
                         1261 Madison Avenue, Apartment 5S
                         New York, New York  10128
                         Fax No. (212) 876-4365

                         Jessica Saleh Hunt
                         330 West End Avenue, Apartment 8A
                         New York, New York  10023
                         Fax No. (212) 986-0931

                         Eva Saleh
                         35 West 90th Street
                         New York, New York  10021
                         Fax No. (212) 986-0931

                         Joseph J.M. Saleh
                         240 Central Park South, Apartment 15D
                         New York, New York  10019
                         Fax No. (212) 265-6542

                         David B. Bernfeld, Esq.
                         Hoffinger Friedland Dobrish Bernfeld &
                          Stern, P.C.
                         110 East 59th Street
                         New York, New York  10022
                         Fax No. (212) 223-3857

                         Michael S. Mullman, Esq.
                         Tenzer Greenblatt LLP
                         405 Lexington Avenue
                         New York, New York  10174
                         Fax No. (212) 885-5001

          9.02  Successors and Assigns. This Agreement shall inure to the
                ----------------------
benefit of and be binding upon the parties hereto and their respective successors.

          9.03  Governing Law.  This Agreement shall be governed by, and
                -------------
construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of New York.

          9.04  Counterparts.  This Agreement may be executed simultaneously in
                ------------
one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          9.05  Further Assurances.  Each of Seller and Purchaser shall use
                ------------------
their respective commercially reasonable efforts to bring about the transactions contemplated by this Agreement and agree to take such further actions as are necessary to effectuate the intent of the parties hereto. Seller hereby agrees to fully cooperate with Purchaser with respect to the obtaining and preparation of certified financial statements that Purchaser, or its affiliates, may need in connection with public reports to be filed by such entities.

          9.06  Complete Agreement.  This Agreement, the exhibits hereto and the
                ------------------
Schedules hereto delivered pursuant to this Agreement contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings. Neither Seller nor Purchaser is relying on any inducement whatsoever other than that represented by this Agreement in executing and delivering this Agreement.

          9.07  Modifications, Amendments and Waivers.  At any time prior to the
                -------------------------------------
Closing Date or termination of this Agreement, Purchaser, on the one hand, and Seller (through unanimous action taken by all of the shareholders of Seller), on the other hand, may, by written agreement:

          (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;

          (b) waive any inaccuracies in the representations and warranties made by the other parties contained in this Agreement or in the Schedule hereto or any other document delivered pursuant to this Agreement; and

          (c) waive compliance with any of the covenants or agreements of the other parties contained in this Agreement.

          9.08  Headings.  The headings contained in this Agreement are for
                --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.09  Severability.  Any provision of this Agreement which is invalid,
                ------------
illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.10  Investigation of the Parties.  All representations and
                ----------------------------
warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

          9.11  Payment of Expenses.  Purchaser, on the one hand, and Seller, on
                -------------------
the other hand, shall pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereunder. Seller shall be responsible for the payment of all taxes, including transfer taxes arising out of the conveyance of the Assets as contemplated hereby, except Purchaser shall pay all sales taxes.

          9.12  Termination for Failure of Certain Conditions. Notwithstanding
                ---------------------------------------------
anything herein to the contrary, no party shall have the right or privilege to terminate this Agreement if and during any period of time when such party is in breach of this Agreement. In the event either party properly terminates this Agreement by reason of Sections 6.06, 6.08 or 6.09, then except as provided in
Section 9.13 below, neither party shall have any further obligation or liability hereunder of any kind to the other party.

          9.13  Rights Upon Termination.  In the event this Agreement is
                -----------------------
terminated (i) by Purchaser by reason of Seller's default or (ii) by Seller for any reason other than Purchaser default or failure of Purchaser to satisfy any condition on its party to be satisfied, then, in either event, Seller hereby grants to Purchaser until January 1, 1997 or six months after Seller's termination, whichever is later, a right of first refusal with respect to the acquisition of the Angelika Theatre. Such right of first refusal shall give Purchaser or its designee the right to acquire the Angelika Theatre on the same terms and conditions (except as set forth below) set forth in any bona fide offer which Seller is willing to accept (the "Third Party Offer"). Seller shall not accept any Third Party Offer except making such acceptance expressly subject to Purchaser's right of first refusal and Seller shall immediately send Purchaser a copy of any Third Party Offer. If Purchaser wishes to exercise its right of first refusal, then Purchaser must within ten (10) business days of receipt of the Third Party Offer notify Seller of its decision to match the Third Party Offer; provided, however, in such event Purchaser shall pay a
                   --------  -------
purchase price five percent (5%) higher than stated in the Third Party Offer; provided, further, that any Seller financing specified in such Third Party Offer will be by the issuances of similar notes of Purchaser, or its designee (guaranteed by Purchaser), having similar terms and that any other non-cash consideration in such offer shall be reduced to its fair market value in dollars for purposes of such right of first refusal and, at Seller's option, Purchaser shall pay such fair market value either in cash or by the further issuance of additional promissory notes in the amount of the fair market value of such non-cash consideration. If the Purchaser fails to notify Seller of its election to exercise its right of first refusal within ten (10) business days of receipt of the Third Party Offer, then Purchaser shall have waived such right.

          9.14  Upon Whom Binding.  This Agreement shall be binding upon and
                -----------------
inure to the benefit of the parties and their respective successors, assigns and legal representatives.

          9.15  Counterparts.  This Agreement may be signed in counterparts and
                ------------
shall be binding and enforceable when signed by all parties.

          9.16  All Parties Represented by Independent Counsel.  The parties
                ----------------------------------------------
acknowledge that this Agreement is the product of negotiations by the parties represented by independent counsel of their choice. The parties represent that they consulted with counsel prior to the execution of this Agreement.

          9.17  Interpretation of This Agreement.  This Agreement shall be
                --------------------------------
deemed (a) to have been fully negotiated by independent counsel for each party of their own selection and (b) to have been drafted by counsel for each of the parties so that in the event of any ambiguity no negative inference of any kind shall be drawn against any drafter for either party. The captions have been added solely for convenience and shall not be used or referred to in interpreting this Agreement.

          9.18  Attorneys Fees.  Each party shall be responsible for and pay
                --------------
their own attorneys in connection with the negotiations and drafting of this Agreement. Notwithstanding the foregoing, the prevailing party shall be entitled to recover any and all attorneys' fees and other costs paid or incurred in connection with any action or proceeding to interpret or declare the rights, duties or obligations of the parties or to enforce this Agreement.

                                   ARTICLE X

                            Assignment by Purchaser
                            -----------------------

          10.01  Assignment by Purchaser.  Purchaser may assign its rights under
                 -----------------------
this Agreement to an entity jointly owned by Purchaser, or its affiliates, and City Cinemas, or its affiliates, provided such assignee expressly assumes in writing Purchaser's obligations under this Agreement and such assignment shall not relieve Purchaser of its obligations under this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.


                                  Purchaser:


                                      READING INVESTMENT COMPANY, INC., a
                                      Delaware corporation



Witnessed: /s/ Donald S. Snider        By: /s/ James A. Wunderle
                                          --------------------------
                                       Title: V.P.
                                             ----------------------

                                  Seller:


                                      ANGELIKA FILM CENTERS, INC., a New York
                                      corporation


Witnessed: /s/ David B. Bernfeld            By: /s/ Joseph J.M. Saleh
                                               -------------------------------
                                            Joseph J.M. Saleh, its authorized
                                            agent


                                            By: /s/ Angelika T. Saleh
                                               -------------------------------
                                            Angelika T. Saleh, its authorized
                                            agent

Witness: /s/Ralph R. Hochberg    By: /s/ Jessica Saleh Hunt
                                    -------------------------------
                                 Jessica Saleh Hunt, its authorized
                                 agent


Witness: /s/Ralph R. Hochberg    By: /s/ Eva Saleh
                                    -------------------------------
                                 Eva Saleh, its authorized agent



                          HOUSTON CINEMA, INC., a

                            New York corporation


                                 By: /s/ Joseph J.M. Saleh
                                    --------------------------------
                                 Joseph J.M. Saleh, its
                                 authorized agent


Witness: /s/David B. Bernfeld    By: /s/ Angelika T. Saleh
                                    --------------------------------
                                 Angelika T. Saleh, its
                                 authorized agent


Witness: /s/Ralph R. Hochberg    By: /s/ Jessica Saleh Hunt
                                    --------------------------------
                                 Jessica Saleh Hunt, its
                                 authorized agent


Witness: /s/Ralph R. Hochberg    By: /s/ Eva Saleh
                                    ---------------------------------
                                 Eva Saleh, its authorized agent



                                Solely in their capacity as shareholders of the Seller and for the sole purpose of consenting that the Seller may enter into this Agreement and effectuate the transactions contemplated thereby.

                                       Saleh Family Members:


                                        /s/ Joseph J.M. Saleh
                                       --------------------------------
                                       Joseph J.M. Saleh

                                       Address:________________________
                                               ________________________
                                               ________________________



Witness: /s/ David B. Bernfeld         /s/ Angelika T. Saleh
                                       --------------------------------
                                       Angelika T. Saleh

                                       Address:________________________
                                               ________________________
                                               ________________________

Witness: /s/ Ralph R. Hochberg         /s/ Jessica Saleh Hunt
                                       --------------------------------
                                       Jessica Saleh Hunt

                                       Address:________________________
                                               ________________________
                                               ________________________

Witness: /s/ Ralph R. Hochberg         /s/ Eva Saleh
                                       --------------------------------
                                       Eva Saleh

                                       Address:________________________
                                               ________________________
                                               ________________________

                                   Schedule 1

                              CLOSING ADJUSTMENTS
                              -------------------



Additions to Purchase Price
- -------------------------------------

Estimated Till Cash                    $____________
Estimated Inventory                    $____________
Prorated Rent                          $____________
Total                               $____________

Deductions to Purchase Price
- -------------------------------------
Estimated CAM Adjustment                 $____________
Estimated Accrued Union Liabilities      $____________
Accrued Vacation Pay and Benefits        $____________
  for Continuing Employees
Total                               $____________

Net Purchase Price Adjustment            $____________


                                       42